Exhibit 5.2

                                                               D: +1 212 225 2414

                                                                ngrabar@cgsh.com

March 24, 2022

Lowe’s Companies, Inc.

1000 Lowes Boulevard

Mooresville, North Carolina 28117

Ladies and Gentlemen:

We have acted as special counsel to Lowe’s Companies, Inc., a North Carolina corporation (the “Company”), in connection with the Company’s offering of $750,000,000 aggregate principal amount of its 3.350% Notes due 2027 (the “2027 Notes”), $1,500,000,000 aggregate principal amount of its 3.750% Notes due 2032 (the “2032 Notes”), $1,500,000,000 aggregate principal amount of its 4.250% Notes due 2052 (the “2052 Notes”), and $1,250,000,000 aggregate principal amount of its 4.450% Notes due 2062 (the “2062 Notes” and, together with the 2027 Notes, 2032 Notes, and the 2052 Notes, the “Securities”) pursuant to a registration statement on Form S-3 (No. 333-258108), as amended as of its most recent effective date March 22, 2022), insofar as it relates to the Securities (as defined below) (as determined for purposes of Rule 430B(f)(2) under the Securities Act of 1933, as amended (the “Securities Act”)) (as so amended, including the documents incorporated by reference therein but excluding Exhibit 25.1, the “Registration Statement”) and the prospectus dated July 23, 2021 (the “Base Prospectus”), as supplemented by the prospectus supplement thereto dated March 22, 2022 (the “Prospectus Supplement” and the Base Prospectus as supplemented by the Prospectus Supplement, the “Prospectus”). The Securities were issued under an indenture dated as of December 1, 1995 (the “Base Indenture”) between the Company and U.S. Bank Trust Company, National Association, as successor in interest to U.S. Bank National Association as successor trustee (the “Trustee”), as supplemented by the Twentieth Supplemental Indenture dated as of March 24, 2022 (the “Supplemental Indenture” and the Base Indenture, as supplemented by the Supplemental Indenture, the “Indenture”) between the Company and the Trustee.

In arriving at the opinion expressed below, we have reviewed the following documents:

(a) the Registration Statement;

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(b) the Prospectus;

(c) an executed copy of the underwriting agreement dated March 22, 2022 between the Company and the several underwriters named in Schedule A thereto;

(d) an executed copy of each of the Base Indenture and the Supplemental Indenture; and

(e) a facsimile copy of the Securities in global form as executed by the Company and authenticated by the Trustee.

In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of such other documents, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below.

In rendering the opinion expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that the Securities are the valid, binding and enforceable obligations of the Company, entitled to the benefits of the Indenture.

Insofar as the foregoing opinion relates to the validity, binding effect or enforceability of any agreement or obligation of the Company, (a) we have assumed that the Company and each other party to such agreement or obligation has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to the Company regarding matters of the law of the State of New York that in our experience normally would be applicable to general business entities with respect to such agreement or obligation) and (b) such opinion is subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity.

In giving the foregoing opinion relating to the validity, binding effect or enforceability of any agreement or obligation of the Company, as to matters relating to the law of the State of North Carolina we have assumed, without independent investigation, the correctness of the opinion of Moore & Van Allen PLLC, a copy of which is filed as Exhibit 5.1 to the Current Report on Form 8-K of the Company dated March 24, 2022 (the “March 24, 2022 8-K”), and our opinion is subject to all of the limitations and qualifications contained therein.

The foregoing opinion is limited to the law of the State of New York.

We hereby consent to the use of our name in the Prospectus Supplement under the heading “Legal Matters” as counsel for the Company that has passed on the validity of the Securities and to the filing of this opinion as Exhibit 5.2 to the March 24, 2022 8-K. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and

Lowe’s Companies, Inc., p. 3

Exchange Commission thereunder. The opinion expressed herein is rendered on and as of the date hereof, and we assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinion expressed herein.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By:	/s/ Nicolas Grabar
Nicolas Grabar, a Partner